Part II
Item 4. (continued)

                                   EXHIBIT 12

                       CHASE PREFERRED CAPITAL CORPORATION

                Computation of ratio of earnings to fixed charges

                    and preferred stock dividend requirements

                                   (Unaudited)

                                                         Six Months Ended
(in thousands, except ratio):                              June 30, 2000
--------------------------------------------------------------------------------

Net income                                                  $   146,426
                                                            -----------

Fixed charges                                                         0


Total fixed charges                                                   0
                                                            -----------

Earnings before fixed charges                               $   146,426
                                                            ===========

Fixed charges, as above                                     $         0
Preferred stock dividend requirements                           112,092
                                                            -----------

Fixed charges including preferred stock dividends           $   112,092
                                                            ===========

Ratio of earnings to fixed charges and
   preferred stock dividend requirements                           1.31
                                                            ===========

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